Memo	EXHIBIT 99.4

To:	Michael Hudes

From:	Paul Porrini

CC:	Robin Steckhahn, Sr. Director of HR

Date:	November 9, 2016

Re:	YuMe Promotion

The purpose of this memo is to outline the details of your promotion with YuMe. Unless specifically listed or modified, below, all other aspects of your [identify date of existing offer/employment agreement] and your employment generally with the Company shall remain unchanged.

Position:	Executive Vice President & Chief Revenue Officer

Effective Date:	November 9, 2016

Base Salary:

Your new semi-monthly base salary effective November 9 will be $14,025.00 ($336,600.00 on an annualized basis).  You will continue to be an exempt employee, paid this base salary, less applicable withholding, on a semi-monthly basis in accordance with our normal payroll procedures.

Bonus:

You will also be eligible for a 2017 discretionary annual cash bonus, subject to the achievement of performance objectives (the “Bonus”). The specific objectives and structure will be provided within the first 30 days of employment. Your annual discretionary target bonus is up to 40% of your annual salary (the “Bonus”), and such Bonus is subject to the terms and conditions of the Company’s relevant Cash Incentive Plan. You should note that the Company may modify, on a prospective basis, promotion terms, salaries and benefits from time to time as it deems necessary.

For so long as you meet the eligibility requirements of the Company’s Executive Severance Plan, you will continue to be entitled to participate in such plan as it may exist from time to time, a current copy of which is attached hereto. You will also continue to be eligible for other benefits in effect from time to time and generally available to Company executive employees at your level.

Employment at Will, Entire Agreement:

Nothing in this memo constitutes a guarantee of employment or otherwise alters the “at-will “nature of your employment with the Company. This memo constitutes the entire agreement between you and the Company regarding its subject matter, and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter except as otherwise provided herein.

Congratulations, Michael, and thank you for your ongoing contributions to YuMe.

Please confirm acceptance by signing below.

Paul Porrini, Interim President & CEO

Accepted:

Michael Hudes                                 Date

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